Exhibit 10.76

IE21 cooperation agreement between Shanghai Broadband Network Inc. and Suzhou Lynch Information Technology Co., Ltd

Party A :	Shanghai Broadband Network Inc. (Shanghai Broadband)
Address:	Room 1212, Tomson Commercial Building, 710 Dongfang Road, Pudong, Shanghai, China.
Party B:	Suzhou Lynch Information Technology Co., Ltd
Address:	Guidu Center, Suzhou Industrial Park.

Overview

A.	Party A

Shanghai Broadband Network Inc., is a joint venture established by U.S. based Asia Broadband Inc., Technical Center of Informatization Office of Shanghai Municipal Government and Shanghai Information Building Enterprise Development Co., Ltd in the end of 2000. At present, Shanghai Broadband cooperates with various authoritative units in Europe and America through Asia Broadband, introducing internationally advanced teaching materials, and promoting them in China through relative education organizations.

Party B

Suzhou Lynch Information Technology Co., Ltd., is a joint adventure with an Irish company, registered in Suzhou industrial Park in July ,2004. Its main business is Language training. It has the ability of market development and the qualification of Education consulting service.

B.

IE21 Teaching System is a world known ESL education software introduced by Party A and a bilingual system with independent intellectual property owned by Party A. This English teaching system is a set of comprehensive multimedia based interactive English learning system designed for worldwide young learners and adults. At present, this system has been promoted in over 40 countries across the world. The system is divided into 4 levels: Foundation, Improver, Advanced and professional, including 70 units.

IE21 Teaching System includes the teaching material, multimedia self-learning software, and management software for the instructor, English teaching web site, teaching outline and reference book.

C.	IE21 is taught in the form of the combination of online interactive self-learning and offline classroom instruction.

Offline instruction is launched in the form of authorized partner. Both Party A and Party B undertake its own responsibility, in order to drive the development of IE21 training program.

Within the term of authorized partner, Party A shall provide Party B with the support including the teaching, market and sales, operation management and the service, and Party B is responsible for the sales and distribution of “IE21 interactive English”, “IE Business English”,

“IT21 IT English” and “Eya Kids Interactive English” and Party B is the main distributor in Suzhou City.

D.	“IE21 interactive English”, “IE Business English”, “IT21 IT English” and “Eya Kids Interactive English” are all taught in the form of online interactive self-learning.

1.	Operation requirement
1.1	Definition

The following terms and definitions used in this agreement are described as follows:

“Agreement” refers to this agreement, including its all annexes and appendixes.

“Tuition fee” refers to the fee charged to the student for online and offline teaching materials see the regulation in appendix A for the amount.

“Teaching course” refers to the teaching materials issued to the target student, including the teaching materials, CD-Rom, learning guide, etc.

“Intellectual property” refers to the right of copyright, trademark, design, patent, trade name and proprietary name nowadays or in the future specified by laws, as well as other knowledge activities in the area of industry, business, science, literature and art, no matter whether they are registered or not, or will they be considered as the patent holder.

“Program” refers to “IE21 interactive English”, “IE Business English”, “IT21 IT English” and “Eya Kids Interactive English” programs. Independent intellectual property of this program is owned by Shanghai Broadband, and it is a course system in the form of online interactive self-learning and classroom instruction.

“Trademark” refers to special mark, logo and image, registered or not registered trademark and its intellectual property of IE21 which can be used by Party B under this agreement.

“Website” refers to learning websites established based on this agreement for “IE21 interactive English”, “IE Business English”, “IT21 IT English” and “Eya Kids Interactive English” education system. The websites include www.ie21.com.cn; bp.ie21.com.cn ; www.eyakids.com.

2.	Authorized partnership license
2.1	Grant of authorized partnership license

“IE21 interactive English”, “IE Business English”, “IT21 IT English” and “Eya Kids Interactive English” are brands owned and operated by Party A. Party A grants authorized partnership license to Party B, and Party B can use the trademark, teaching course and teaching aterials of “IE21 interactive English”, “IE Business English”, “IT21 IT English” and “Eya Kids Interactive English” in specified authorized teaching center. Party B has the right to develop its own distributors.

2.2	License condition

The license under the clause 2.1 is required as follows:

a.	Party B is not any branch of party A, but party A’s distributor in Suzhou Area.
b.

Unless for the implementation of this agreement, without the permission of the other party, any party shall not use, copy and propagate the trade mark, logo, business information, and technical documents of the other party.

2.3	Region of authorized partnership

The region in this agreement: Suzhou City, Jiangsu Province. Party B must get the written approval from party A, should party B excesses the authorized region.

3.	Use of trademark
3.1	Form of trademark

Party B shall use the trademark in the form specified in the appendix of this agreement or in writing based on actual condition. The party may provide reasonable advice as for the color, size and the location of the trademark in the advertising materials.

3.2	Approval of program promotion material

Before using the advertising and promotion materials, Party B shall provide the sample of trademark use to be reviewed by Party A; Party B shall not provide or use any promotion material without the consent in writing.

3.3	Ownership of trademark

Party B shall agree that Party A owns the title of the trademark, and shall not register or authorize to register the trademark which is consistent or similar to this agreement directly or indirectly, shall not undertake the activity which causes or may cause the loss of trademark ownership of the other party or generates the dispute about the ownership of the trademark, and shall not support the activity of limiting, modifying, canceling and deleting the trademark.

4.	Obligation of Party A

4.1

Provide “IE21 interactive English”, “IE Business English”, “IT21 IT English” and “Eya Kids Interactive English” teaching system, including Internet based interactive self-learning course, video on demand course as well as student book and instructor book. Party A shall undertake legal and economic responsibility for the copyright and use right of all “IE21 interactive English”, “IE Business English”, “IT21 IT English” and “Eya Kids Interactive English” courses;

4.2	Perform the quality assurance and internal audit to the program to ensure effective operation;
4.3

Review the qualification of instructor performing IE21 teaching tasks, and provide the training to the qualified instructor free of charge. The one day training includes course content, specification, and teaching method and so on. 10 persons per time and the location is Suzhou Lynch.

4.4

Provide all materials for each student of party B, including the teaching material, user card, user golden card, student guide book, narrowband version CD-Rom, username and password; Provide the instructions for instance, answering online inquiry. Party A shall undertake the loss caused by the product quality problem.

4.5	As request by party B, party A shall provide 4 1 year term free accounts to give 1 week trial account to party B’s user.
4.6	Inform party B in advance if there is any change, update or supplement on “IE21 interactive English”, “IE Business English”, “IT21 IT English” and “Eya Kids Interactive English” teaching system.
4.7

Participate the program meeting and maintain the implementation of this program with party B. The program meeting is held in the end of each quarter in either party A or party B’s office, or in the form of internet meeting.

4.8

Provide the feedback on “IE21 interactive English”, “IE Business English”, “IT21 IT English” and “Eya Kids Interactive English” teaching system from existing students as the guidance of project promotion and propagation.

4.9

Whenever party A receive the notice from party B for opening the accounts and the information (including level, number of students, starting date), party A shall finish opening the accounts and inform party B in 2 working days. .

4.10	Based on the request of party B, party A shall provide the training certificates without extra charge to the students of “IE21 business English” after they finish all the courses;
4.11	Party A promises that party A will not develop any other distributors in Suzhou city area within the term of this agreement.
5.	Obligation of Party B
5.1	Implement the promotion of this program;
5.2	Responsible for the program management, service, promotion and sales;
5.3	Provide other teaching resources and training resources;
5.4	Execute the program promotion according to the requirement and advice of Party A;
5.5

Participate the program meeting and maintain the implementation of this program with party A. The program meeting is held in the end of each quarter in either party A or party B’s office, or in the form of internet meeting.

5.6	Provide the relevant information to help party A on the program and courses introduction on the website;
5.7	Part B shall not distribute the similar English learning products from other company in the term of this agreement.
5.8

The total sales amount should not be less that RMB 100,000 in the first 4 month of the term of this agreement, otherwise the qualification of party A’s distributor in Suzhou area will be cancelled, but party B can still sell party A’s products.

5.9	The total sales amount should not be less that RMB 500,000 in the first 12 month of the term of this agreement;
6.	Competition Principles
6.1	Supervision right of Party A
a.

After notifying Party B in advance, Party A and its representative can arrive at authorized teaching center any time during work hours to check the teaching task, student management and relative document related with this program of Party A.

b.	Party A shall supervise and check the work of authorized teaching center, including the use of the course and teaching materials.
6.2	Program record of Party B
a.	Party B shall use the management software provide by Party A to manage all the materials related with IE21 program.
b.	Party A shall have the right to review and supervise all materials of Party B related with this program, and Party B shall provide active support.

7.	Expense
7.1	Network course fee and material Fee

See appendix A for the amount and payment terms.

7.2	Bank account

The fee shall be remitted to the following account number in the form of telegraphic remittance:

Account number of Party A:

Shanghai Broadband Network Inc.

Bank of China, Pudong Branch

044188-8050-07877008091001

Account number of Party B:

Suzhou Lynch Information Technology Co., Ltd

31606608091001

7.3	Interest

Under this agreement, if the fee which should be paid by Party B to Party A is not paid due or the fee is occurred due to the breach of contract of Party B, Party B shall pay annual interest based on the prime interest rate, which starts from the due date or payable date to the payment date. The interest is accumulated daily, and should be paid as required.

8.	Confidential information
8.1	Confidentiality supervision
a.	Party B shall not disclose this agreement to anyone except for top management of Party B.
b.

Both parties shall keep this agreement and the business secret of the other party accessed during the performance of the work and known through other channel in secret, and shall not disclose to any third party without advance consent from the other party in writing.

8.2	Exception

This agreement may be disclosed as required by law, but the written consent should be obtained from Party A before the disclosure.

9.	Term and termination
9.1	Term

Except for clause 10 which is terminated in advance, relative rights and obligations under this agreement shall be keeping effective from the date of the signature;

	a.	The agreement will be effective within 1 year during initial period;
	b.	3 months before the expiration, both parties can negotiate to extend or renew the agreement; upon written request of Party B, the priority should be given to Party B to renew the agreement.
	c.	When one-year term is expired, both parties shall determine to modify relative terms of the agreement according to the cooperation and performance status.
9.2	Termination

This agreement may be terminated through written agreement signed by both parties.

9.3	Agreement terminated by Party A

Under the following cases, Party A can terminate this agreement in writing:

a.	Party B violates any clause of this agreement, and fails to correct the violation within 30 days after Party A notifies this to Party B;
b.	Party B faces the risk of the bankruptcy or the property confiscated by the government;
c.	Party B ceases or there is any symbol to cease the business operation in normal manner.

9.4	Agreement terminated by Party B

Under the following cases, Party B can terminate this agreement in writing:

	a.	Party A violates any clause of this agreement, and fails to correct the violation within 30 days after Party B notifies this to Party A;
	b.	Party A faces the risk of the bankruptcy or the property confiscated by the government;
	c.	Party A ceases or there is any symbol to cease the business operation in normal manner.
9.5	Processing of breach of contract

If either party breaks the contract, both parties shall do utmost to ensure the student enrolled in this program to finish the learning smoothly, or shall arrange the student to study the course similar to this program to realize the same objective.

10.	Breach of contract
10.1	Breach of contract cases

If either party breaks the contract, under any of the following cases, the other two parties can terminate this agreement immediately after giving written notice to the breach party:

a.

Payment undue: the breach party fails to pay the amount due under this agreement, or the breach party fails to pay the amount due within 10 working days after receiving the collection letter from the other party.

b.

Other responsibility: the breach fails to perform the obligation under this agreement, or (1) other party considers the results of breach irremediable, or (2) other party considers the results of breach remediable, but the breach party fails to take the remedy action within 30 working days after other party requires the breach party to do so.

	c.	Insolvency: the breach party or its subsidiary has no capability to compensate the amount.
10.2	Responsibility of breach of contract
a.

If either party breaks the contract, the other party can requires the breach party to compensate, and both parties can negotiate the compensation and execute the responsibility of compensation upon reaching written agreement;

	b.	If the compensation solution cannot be reached within three months between both parties, either party can submit the lawsuit to local Court to solve the matter.
	c.	If students cannot finish the program because of the course from Party A and network support, Party A bears the responsibility.
d.

If Party B fails to or delays to perform face-to-face training of IE21 program due to its own reason, Party A shall not consider it the breach of obligation under this agreement, and shall not be responsible for the delay of this obligation performance. The loss caused by this should be borne by Party B;

	e.	The requirement of tuition withdrawal of the student caused by poor management of Party B shall be processed by Party B.

11.	Notice
11.1	All important notices under this agreement will be considered effective only after being sending by mail or fax or mailing to the recipient address. If sent by mail, they must be delivered within 3 working days after the mailing date, and if sent by fax, the recipient must be able to receive the file completely and clearly.

11.2	The address and fax number is shown as follows subject to the change:

Party A: Shanghai Broadband Network Inc.

Address: Room 1013-1014, Tomson Commercial Building, Dongfang Road, Shanghai

Telephone: 021 58305900

Fax: 021 58200364

Attention: Marketing Department

Party B: Suzhou Lynch Information Technology Co., Ltd,

Address: Room A2, 3rd floor, Guidu Center, Suzhou Industrial Park

Telephone: 0512 67626958

Fax: 0512 67626956

Attention: Qian, Qi

12.	Agreement modification

This agreement may be modified, supplemented and replaced only after both parties signs separate agreement.

13.	Force majeure

If either party of this agreement fails to or delays to perform all or part of its obligations under this agreement under the force majeure, it should not be considered such party violates the obligation under this agreement, and shall not be responsible for the delayed performance of such obligation. The force majeure includes, but not limited to, server breakdown caused directly or indirectly by the war (no matter the war has been announced), emergency, strike, industry dispute, incident and computer virus spread of the third party, server attacked by the hacker, fire, earthquake, flood, storm, storm snow, natural disaster or other factor out of the control of the affected party.

14.	General provision
14.1	Governing law

This agreement is governed by the law of the People’s Republic of China.

14.2	Undertaking of fee

The parties shall undertake all fees occurred during the negotiation and agreement execution.

14.3	Agreement substitution

This Agreement constitute the entire agreement between both parties relating to the subject matter hereof and supersede all memos, agreements, statements, representations, promises and warranties which have been made prior to the execution of this Agreement, and will be void.

14.4	Agreement effectiveness

This agreement is made in four originals with the same legal force, of which each party holds two. This agreement shall go into effect from the date of the signature and seal of both parties’ authorized representatives.

14.5	Outstanding matters

Any outstanding matter or implementation details shall be settled separately through the negotiation between both parties. If supplementary agreement or implement details made between both parties conflicts to this agreement, the former will prevail.

Party A: Shanghai Broadband Network Inc.

Signature: /s/ Jianhua Li

Name: Jianhua Li

Title: Director

Date: March 25, 2005

Party B: Suzhou Lynch Information Technology Co., Ltd:

Name: /s/ Z. Bi

Title:

Date: March 26,2005

Appendix A: Tuition

1.	Online tuition and Study hours standard
A)	IE Interactive English
					Unit: RMB Yuan
	Course level	Online tuition	Course package	Total	Online Hours (month)
	Foundation	500	180	680	6
	Improver	500	180	680	6
	Advanced	500	180	680	6
	Professional	500	180	680	6

Notes: the course package includes 11 text books, CDs ( 1 I.E., 11 Essential Reading), Study guide, and Network Card. Students should finish the course in 6 months from course starting.

Discounts of network fee and material fee

Items	Discount
Network Courses	50% off
Material fee (course package)	50% off

B)	IE21 Business English, IT English
		Unit: RMB Yuan
Course levels	Retail Price	Course Term (month)
Business English Writing	880	6
Business English Reading	880	6
IT English	880	6

Notes:

Each level has 6 months term. After discussed with party B, Party A agrees to prolong the term for special customers if necessary, maximum 10 days.

Discounts of network fee and material fee

Items	Discount
Network Courses	50% off

C)	E-Ya Kids Interactive English
		Unit: RMB Yuan
Course levels	Retail Price	Course Term (month)	Discount
E-Ya Kids Interactive English	240/level	12	50% off

2.	Payment

1). Party B should pay RMB 20,000 to Party A on as the deposit within 7 days after this agreement been signed. The deposit will be deducted for future tuition. This deposit is not refundable.

2) Party B should pay 20% of purchase amount before the delivery of the products and pay the balance for actual tuition and text book fees to Party A within 10 days from the product delivery day. Party A should pay the delivery for the products transferred from party A to Party B, and the minimum purchase order for each delivery to party B shall not be less than RMB3,000.

3). Party A will not accept product return, unless it’s caused by product quality problem. If the product return is caused by the product quality, party A will be responsible for the delivery charge. If the course material needs to be upgrade to new version, party B can change the unsold course material with no extra charge and party A will be responsible for the delivery charge for changing products. If the product changing is due to the improper purchasing of party B, party B shall undertake the cost of product exchange.

4) Payment should be wired by Bank or based on agreement by both Parties Party A should issue the invoice to Party B within 2 working days after money received.

5) Party B accepts 10 days lead time for the order of more than 500 subscribers (see purchase order in appendix B).

Appendix B: I.E. Purchase Order (As purchase contract)

Order No.
Vendor	Shanghai Broadband Network Inc.	Customer
Receiver		Name
Address		Post code
Phone No.		Fax

Purchase Items:

Item	Product	Retail Price	Discount	Unit Price	Qty	Amount	Remark

Total

1.	Delivery Date：___________
2.	Term of Payment:__________

Name:Shanghai Broadband Network Inc.

Bank of China, Pudong Branch

044188-8050-07877008091001

3.

This purchase order is an appendix of IE21 cooperation agreement between Shanghai Broadband Network Inc. and Suzhou Lynch Information Technology Co., Ltd. Price, Payment, Delivery, Return, Service, Training, and other items not mentioned in the purchase order should be implemented based on above agreement.

4.	This purchase order is valid only with signatures.

Party A: Shanghai Broadband Network Inc.	Party B: Suzhou Lynch Information Technology Co., Ltd.

Representative:	Representative:
Date:	Date: